THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


       Subject to Completion, Pricing Supplement dated February 10, 2000

PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated          , 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2005

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

     [We may apply to list the notes on the Bourse de Paris.]

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below

Principal Amount:                  Euro 500,000,000

Maturity Date:                     July 12, 2005; provided that if such day is
                                   not a business day, the payment of principal and interest due on such date will be made on the next succeeding day that is a business day, and no interest shall accrue for the period from and after the maturity date.

Settlement Date
  (Original Issue Date):           February 17, 2000

Interest Accrual Date:             February 17, 2000

Issue Price:                       [       ]

Specified Currency:                Euro

Redemption Percentage at Maturity: 100%

Initial Redemption Percentage:     N/A

Annual Redemption
    Percentage Reduction:          N/A

Optional Repayment Date(s):        N/A


Interest Rate:                     [5.75]% per year, on an actual/actual day
                                   count basis

Maximum Interest Rate:             N/A

Minimum Interest Rate:             N/A

Interest Payment Dates:            Each July 12, commencing July 12, 2000,
                                   provided that if that day is not a business day, the interest payment date will be the next succeeding day that is a business day

Interest Payment Period:           Annual

Denominations:                     Euro 100,000

Business Day:                      TARGET and New York

Common Code:                       [        ]

ISIN:                              [           ]

Other Provisions:                  See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER

ABN AMRO                                          COMMERZBANK AKTIENGESELLSCHAFT

BARCLAYS CAPITAL                                                 CREDIT LYONNAIS

                          DEUTSCHE BANK/DRESDNER BANK

Plan of Distribution:

     On [ ], we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of [ ], which we refer to as the "purchase price." The purchase price equals the stated issue price of [ ] less a selling concession of [ ] and a combined management
and underwriting commission of [       ] of the principal amount of these notes.

                                                               Principal Amount
                             Name                                   of Notes
                             ----                              ----------------
     Morgan Stanley & Co. International Limited............... Euro
     ABN AMRO.................................................
     Barclays PLC.............................................
     Commerzbank Akteingesellschaft...........................
     Credit Lyonnais..........................................
     Deutsche Bank/Dresdner Bank..............................
             Total............................................ Euro 500,000,000
                                                               ================